Exhibit 99.1

Corporate Contact:
Lowell Rush, Chief Financial Officer
Direct Insite Corp.
631-873-2900
investorrelations@directinsite.com

FOR IMMEDIATE RELEASE
Direct Insite Announces Third Quarter 2014 Results

Company posts third quarter profit of $112,000

FORT LAUDERDALE, FL, – November 12, 2014 – Direct Insite Corp. (OTC QB:DIRI), provider of the PAYBOX™ working capital management platform, announced today financial results for the third quarter of 2014.  Net income for the three months ended September 30, 2014 was $112,000, compared with net income of $4,000 for the quarter ended September 30, 2013.  The year-over-year increase in net income was due to an 8.2% reduction in expenses, partially offset by a 1.2% decline in revenue.  Basic and diluted earnings per share for the three months ended September 30, 2014 was $0.01 compared to earnings per share of $0.00 for the comparable prior period.  Earnings before interest, taxes, depreciation and amortization was $196,000 for the quarter.  On a year-to-date basis, net income was $55,000, or $.00 per share.

Revenue for the three months ended September 30, 2014, was $2,054,000, a decrease of $24,000, or 1.2%, from revenue of $2,078,000 for the three months ended September 30, 2013. Recurring revenue for the three months ended September 30, 2014 was $1,618,000, a decrease of $161,000, or 9.1%, from recurring revenue of $1,779,000 for the three months ended September 30, 2013.  The year-over-year decline was primarily due to a customer that divided its operations, and suspended our service in one of the divisions.

Non-recurring revenue for the three months ended September 30, 2014 was $436,000, an increase of $137,000, or 45.8%, from non-recurring revenue of $299,000 for the compared year ended.  The year-over-year increase in non-recurring revenue was primarily due to the timing of client-requested modifications to our software platform and increased charges for the facilitation of scanning services.

Working capital (defined as current assets less current liabilities) at September 30, 2014 was $2,004,000, an increase of $37,000, or 1.9%, from working capital of $1,967,000 at December 31, 2013.

Cash provided by operating activities for the nine months ended September 30, 2014 was $114,000, compared to cash provided by operations of $965,000 for the comparable prior year period.

“Direct Insite returned to profitability in the third quarter, and announced the re-signing of eight of our customers to long-term contracts," said Direct Insite Chairman and CEO Matthew E. Oakes.  "With the successful launch of our PAYBOX™ working capital management platform, and the immediate positive response we are receiving from existing and potential customers, Direct Insite continues to build significant momentum as we enter Q4 and 2015."

The financial information stated above and in the tables below has been abstracted from Direct Insite Corp.’s September 30, 2014 Form 10-Q, filed with the Securities and Exchange Commission on November 12, 2014, and should be read in conjunction with the information provided therein.

Summarized Financial Information – Statement of Operations

Statements of Operations for the three months ended:	September 30, 2014	September 30, 2013
Revenue	$2,054,000	$2,078,000
Operating income (loss)	$113,000	$(36,000)
Other income (expense), net	$(1,000)	$40,000
Income before provision for income taxes	$112,000	$4,000
Net income	$112,000	$4,000
Basic and diluted income per share	$0.01	$0.00
Basic shares outstanding	12,658,000	12,535,000
Diluted shares outstanding	12,658,000	12,794,000

Summarized Financial Information – Balance Sheet

Balance Sheet as of:	September 30, 2014	Dec. 31, 2013
Total cash	$933,000	$1,371,000
Total current assets	$3,605,000	$3,579,000
Total assets	$5,722,000	$5,562,000
Total current liabilities	$1,601,000	$1,612,000
Total liabilities	$1,617 ,000	$1,648,000
Total stockholders’ equity	$4,105,000	$3,914,000

Summarized Financial Information – Cash Flow

Cash Flow from Operating Activities:	September 30, 2014	September 30, 2013
Net cash (used)/provided by operating activities	$114,000	$965,000

About Direct Insite

Direct Insite provides the powerful PAYBOX™ platform for unified working capital management.  Direct Insite’s unified working capital management platform facilitates $160 billion worth of transactions annually between more than 375,000 companies worldwide.  The flagship component of this platform is an innovative receivables and payments automation solution that combines electronic invoicing, online approvals and adjustments, electronic payments, and integration with any legacy accounting, enterprise resource planning (ERP) or lockbox system.  Banks and corporations use PAYBOX™ to reduce Days Sales Outstanding (DSO), lower costs, and improve straight-through accounts receivable posting.  To learn more about Direct Insite, visit www.directinsite.com.

The Company will hold an earnings webcast for the three months ended September 30, 2014 on Thursday, November 13, 2014 at 10:00 AM (Eastern).  This call is being webcast by Issuer Direct and can be accessed at www.InvestorCalendar.com.  Participant toll-free dial-in is (877) 407-9205.

FORWARD-LOOKING STATEMENTS.  Statements in this press release regarding our future operations are forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management.  These statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.  Actual results could differ materially from those contemplated by the forward-looking statements as a result of various factors, including but not limited to, our ability to successful implement our platform for new customers; our ability to retain existing customers; the effectiveness of our marketing efforts in attracting new customers; the success of our research and development efforts in continuing to create competitively attractive e-invoicing solutions; other competitive factors, general business and economic conditions; and pricing pressures.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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